UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 9, 2016, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the RENAISSANCE CLUBSPORT HOTEL, 2805 Jones Road, Walnut Creek, California 94597, on Tuesday, February 9, 2016, at 10:30 A.M. for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 24, 2016; and

(3)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2015, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for this annual meeting to stockholders through the Internet. On or about December 29, 2015, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2015 (which the Company posted on the Internet on December 29, 2015), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com for holders of Common Stock and Class B Stock, or www.materialnotice.com for holders of Class A Common Stock.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

Dated:  December 29, 2015

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 9, 2016 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December 29, 2015. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 26, 2015, as filed with the SEC on December 29, 2015), over the Internet. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares either in person at the meeting or by proxy. To vote in person, Class B or Common stockholders should bring a form of identification, such as a valid driver’s license or passport, and proof that they were a stockholder as of December 14, 2015, and the Company will provide a ballot when such stockholders arrive. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the Annual Meeting and want to vote in person—by voting in person such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposal Two)) in order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2016.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote in person at the Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2015, will be entitled to vote at the Annual Meeting.

As of the close of business on December 14, 2015, there were outstanding 11,908,317 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 36,588,683 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek(1)(2)	70

Lead independent director of the Company. Interim Chairman of the Company since July 2015. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., a bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown	74	Chairman of the Board of the Company since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer which he held until February 11, 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
David N. Chichester	70

Acting Chief Financial Officer of the Company since September 2015. Mr. Chichester served as interim chief financial officer and also as a consultant to several companies as a partner of Tatum, a Randstad company, a financial and technology leadership services firm, from 2005 to 2015. Mr. Chichester served as Senior Vice President Finance Starbucks Corporation from 2001 to 2003 and, in Tokyo, as Chief Financial Officer Starbucks Coffee Japan, Ltd. from 2003 to 2004. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

Mr. Chichester has an extensive background in corporate and real estate finance, including international business. As a financial officer of public and private companies and an investment banker, Mr. Chichester brings significant public company accounting, disclosure, financial system management, and risk assessment experience to the Company’s Board.

			2002

Thomas J. Colligan(2)(3)(4)	71

Mr. Colligan served in executive roles for 37 years at PriceWaterhouseCoopers LLP (PwC), including as the firm’s Vice Chairman from 2001 to 2004. After retiring from PwC in 2004, Mr. Colligan worked for two years as managing director at Duke Corporate Education before becoming Vice Dean of Executive Education at the University of Pennsylvania’s Wharton School until 2010. Mr. Colligan currently serves on the board of The ADT Corporation and consults to the board of Sharp Electronics. He previously served on the boards of CNH Global, Office Depot, Inc., Schering Plough Corporation, Educational Management Corporation, Targus Corporation and Anesiva, Inc. Mr. Colligan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Colligan’s qualifications include his 38 years as a Certified Public Accountant, his PwC experience, his extensive experience with audit and financial issues and his past service on public company boards and audit committees.

			2015

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Brooks M. Pennington III(2)(4)	61	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 35 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

Alfred A. Piergallini(1)(3)	69

Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He currently serves as a director of Comerica Incorporated, a financial services company.

As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of public companies.

			2004

John R. Ranelli(2)	69	Chief Executive Officer of the Company since February 2013. Mr. Ranelli has served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, since 2011, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was also engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.	2010

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

		As an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

George C. Roeth(2)(4)	54

Since his retirement from The Clorox Company in 2014, Mr. Roeth has served on the Gryphon Investor Executive Board advising on investments in the consumer packaged goods business. Mr. Roeth was an executive with The Clorox Company for 27 years prior to his retirement. Most recently, from 2013 to 2014, Mr. Roeth served as a Chief Operating Officer and Executive Vice President. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others.

As a former senior executive of a large consumer products company, Mr. Roeth has a proven track record of delivering profitable growth.

			2015

Mary Beth Springer(2)(3)	51

From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President—Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as lead independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company.

As a former senior executive of one of the leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

			2013

(1)	Member of Compensation Committee.
(2)	Member of Succession Committee.
(3)	Member of Audit Committee.
(4)	Member of Strategy Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Colligan, Piergallini and Roeth and Ms. Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown has served as Chairman since founding the Company in 1980, and Mr. Ranelli has served as Chief Executive Officer since February 2013. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board has selected a director who is independent to serve as the “lead independent director.” Mr. Brown is currently on a leave of absence, and Mr. Balousek, our lead independent director, is serving as Interim Chairman.

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•

Mr. Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s standing committees require that all of the members of those committees be independent.

The Board believes that the separated role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has two standing committees: an Audit Committee and a Compensation Committee. The Company also has two other committees which are not standing committees, but does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2015, the members of the Audit Committee were Messrs. Piergallini (Chairman), Balousek and Colligan. Mr. Chichester served as a member of the Audit Committee until August 2015 when he was appointed Acting Chief Financial Officer beginning in September 2015. In October 2015, Mr. Balousek resigned from the Audit Committee and Ms. Springer joined the Audit Committee. The Company’s Board of Directors has

determined that Mr. Colligan qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held 10 meetings during fiscal 2015.

Compensation Committee

During fiscal 2015, the members of the Compensation Committee were Messrs. Balousek (Chairman) and Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 21 meetings during fiscal 2015.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Other Committees

In addition to its two standing committees, the Board established two additional committees during fiscal 2015 to address two specific issues which the Board believed required special attention.

In May 2015, the Board established an informal working group consisting of Messrs. Colligan, Pennington and Roeth to develop a succession plan for senior management and work with management to further develop and better articulate the Company’s strategic vision for the future. This informal working group became the Strategy Committee. During the last four months of fiscal 2015, one or more members of the Strategy Committee held numerous informal meetings with management.

In light of the planned retirement of our Chief Executive Officer, the Board of Directors established a Succession Committee in October 2015 for the purpose of recruiting senior executives for the Company and assisting in the identification, training and development of internal talent. The members of the Succession Committee are Messrs. Balousek, Ranelli, Colligan, Pennington and Roeth and Ms. Springer, and Mr. Balousek serves as it chairman.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini served as members of the Compensation Committee during fiscal 2015. They have no relationship with the Company other than as directors and stockholders. During fiscal 2015, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2015, there were 15 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served, other than Mr. Brown, who attended less than seventy-five percent of meetings of the Board of Directors due to a home accident in early 2015. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2015 Annual Meeting of Stockholders, other than Mr. Brown.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead independent director receives an additional retainer fee of $25,000. Directors who attend meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting. The members of the Succession Committee, other than Messrs. Ranelli and Pennington, each receive an additional annual retainer of $25,000. For service on the Strategy Committee Mr. Roeth receives an additional annual retainer of $50,000, Mr. Colligan receives an additional annual retainer of $25,000 and Mr. Pennington does not receive an additional retainer.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service. Mr. Chichester does not receive director fees or meeting participation fees during the period that he serves as Acting Chief Financial Officer.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington will receive similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2015 by the Company’s directors, except Messrs. Brown, Chichester and Ranelli, whose compensation is reported below under Executive Compensation—Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3)($)	Option Awards (2)(3)($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)	All Other Compen- sation($)	Total($)
John B. Balousek	167,000	20,006	44,422	—	—	—	231,428

Thomas J. Colligan	82,500	20,006	44,422	—	—	—	146,928

Brooks M. Pennington(4)	75,500	20,006	44,422	—	—	126,521	265,949

Alfred A. Piergallini	85,500	20,006	44,422	—	—	—	149,928

George C. Roeth	101,000	20,006	44,422	—	—	—	165,428

Mary Beth Springer	60,500	20,006	44,422	—	—	—	124,428

(1)	As of the end of fiscal 2015, Messrs. Balousek, Colligan, Pennington, Piergallini and Roeth and Ms. Springer held the following options to purchase shares of Class A Common Stock:

	Vested	Unvested
John B. Balousek	47,651	22,770

Thomas J. Colligan	6,761	13,523

Brooks M. Pennington	36,651	22,770

Alfred A. Piergallini	47,651	22,770

George C. Roeth	6,761	13,523

Mary Beth Springer	47,651	22,770

(2)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 10, 2015 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	In fiscal 2015, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $116,000, the Company’s matching contributions under the Company’s 401(k) Plan of $870 and medical and life insurance premium payments of $9,561.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

Messrs. Colligan and Roeth were appointed as directors following the 2015 Annual Meeting and are standing for election for the first time. The other seven nominees included on this year’s proxy card are directors standing for re-election.

PROPOSAL TWO

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2016. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 27, 2014	September 26, 2015
Audit fees	$3,400,000	$3,450,500
Audit-related fees	63,595	250,937
Tax fees	13,764	14,361
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 27, 2014 and September 26, 2015 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 27, 2014 were primarily related to a statutory audit. The audit-related fees for the fiscal year ended on September 26, 2015 were primarily related to a review of the Form S-3 registration statement, delivery of a comfort letter for a debt offering and a statutory audit.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2014 and 2015.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 26, 2015 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 26, 2015.

December 29, 2015	Audit Committee

ALFRED A. PIERGALLINI, Chairman
JOHN B. BALOUSEK (member until October 2015)
DAVID N. CHICHESTER (member until August 2015)
THOMAS J. COLLIGAN
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2015, the Committee’s compensation actions for the named executive officers included:

•

Amendment of CEO Employment Agreement—In July 2015, we amended the employment agreement of John Ranelli, our Chief Executive Officer. Under the amended agreement, Mr. Ranelli agreed to continue as Chief Executive Officer until his planned retirement at the end of fiscal 2016. The amendment to the employment agreement, which was intended to facilitate an orderly leadership transition and align Mr. Ranelli’s incentives with those of the Company’s stockholders notwithstanding his retirement, provided for increases in base salary and target bonus percentage. The amendment also provided for a one-time performance-based restricted stock grant in lieu of any further grants of stock options.

•

Salary—Mr. Ranelli’s salary, which was $707,000 in fiscal 2014, was increased to $750,000 for fiscal 2015 and fiscal 2016 under the terms of his amended employment agreement. The Committee also approved increases in base salary of approximately 2% for Ms. Varlas and Messrs. Reed and Yuhas. Mr. Brown did not receive a salary increase.

•

Bonus—Under the terms of Mr. Ranelli’s amended employment agreement, his target bonus, which was 75% in fiscal 2014, was increased to 100% for fiscal 2015 and fiscal 2016. Fiscal 2014 bonuses ranging from $188,000 to $505,000 were paid to Messrs. Brown, Ranelli, Reed and Yuhas and Ms. Varlas reflecting their contributions during the year. Mr. Chichester did not receive a fiscal 2014 bonus as he did not serve as an officer during fiscal 2014. The Committee has not yet determined bonuses for fiscal 2015.

•

Equity awards—In fiscal 2015, the Committee determined to return to the historical practice of granting stock options as a tool for motivating, retaining and rewarding the performance of key employees, except for Mr. Ranelli. Highlights of equity awards made during fiscal 2015 include:

•

In lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli received an award of performance-based restricted stock with a grant date fair market value of $3 million (the “Performance Award”) subject to significant performance metrics being met. Specifically, one-third of the Performance Award is based on achieving annual sales growth goals and two-thirds is based on annual EBIT growth goals for fiscal 2015, 2016, and 2017;

•	No equity awards were granted in fiscal 2015 to Mr. Brown;

•	Messrs. Reed and Yuhas and Ms. Varlas received stock options with time vesting requirements over four years; and

•

In consideration for his agreement to serve as Acting CFO, Mr. Chichester received stock options that vest upon the first to occur of termination of employment by the Company or upon completion of six months of service.

•

Alignment with Stockholders. A significant portion (ranging from approximately 42% to 76% in fiscal 2015) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with the interests of the Company’s stockholders.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s performance and stockholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2011, 64% of the shares eligible to vote voted in favor of holding a say-on-pay-vote every three years. As a result, the Board determined to hold a vote every three years. At the Annual Meeting of Stockholders in February 2014, approximately 98% of the shares eligible to vote at the meeting voted to approve the compensation paid to our named executives. Upon receiving the results of the latest say-on-pay-vote vote, the Committee considered the views of our stockholders in connection with our executive compensation program, in particular, the approval vote of nearly 98% of the shares eligible to vote at the meeting at the February 2014 annual meeting, and determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. We consider annual bonus as a means of rewarding job performance and enhancing base salary to meet current competitive levels, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term compensation to the Company’s long-term performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of John R. Ranelli, the Company’s Chief Executive Officer, the Committee retained an external compensation consultant, Pay Governance, as part of its process of determining his salary, bonus potential, actual bonus and equity compensation in fiscal 2015.

In connection with the amendment of Mr. Ranelli’s employment agreement, the Committee directed its compensation consultant to assist the Committee in a number of ways, including:

•	At the outset of the negotiations, recommending to the Committee a revised approach to Mr. Ranelli’s compensation package which would facilitate an orderly leadership transition in connection with

Mr. Ranelli’s planned retirement and appropriately align Mr. Ranelli’s incentives with those of the Company’s stockholders by assuring a high percentage of his compensation would be at risk;

•	Structuring the performance award so that the risk period extends beyond his retirement date to incent Mr. Ranelli to ensure a smooth transition and continued performance;

•	Providing the Company with perspective on issues arising during the course of the negotiations with Mr. Ranelli; and

•	Reviewing the final agreement to assure that the total compensation package as set forth in the amended employment agreement is appropriate and consistent with market norms.

With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chief Executive Officer may be invited to attend portions of meetings of the Committee, although he does not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee generally determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation. During fiscal 2015, the Committee engaged Pay Governance to help it evaluate the appropriate mix of compensation for Mr. Ranelli; help the Committee formulate a revised compensation package for Mr. Ranelli that would be appropriate in light of his planned retirement in September 2016; and assist the Committee in its negotiations with Mr. Ranelli regarding the amendment to his employment agreement. Pay Governance advised the Committee that, based on a survey of non-durable consumer products companies that are comparable to the Company in annual sales and earnings before interest and taxes, the appropriate range for the CEO salary and bonus cash compensation is roughly $1.0-1.6 million, with an annual long-term incentive award of roughly $1.0 million. With respect to Mr. Ranelli’s amended employment agreement, Pay Governance advised the Committee that in its opinion the total compensation package for Mr. Ranelli is appropriately positioned, given his experience level and performance and the stronger emphasis on performance-based compensation vs. fixed compensation and concluded that Mr. Ranelli’s total compensation is within the recommended range and has a heavier emphasis on performance-based compensation than that seen among companies of similar size and industry focus.

The Committee believes that because of its unique circumstances, including operating in two distinct industries, peer group comparisons are less relevant for the Company than for most publicly-traded companies.

The Company did not conduct any surveys of peer company compensation for benchmarking purposes during fiscal 2015.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2015, base salary, benefits and perquisites ranged from approximately 24% to 58% of each executive officer’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue and earnings before interest and taxes, or EBIT. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

As appropriate, the Committee uses tally sheets setting forth various components of compensation of the named executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Salary

The Committee reviews the base salary of the executive officers each year. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. The Committee approved salary increases of $34,000 for Mr. Ranelli at the end of fiscal 2014 and an additional $43,000 for fiscal 2015 and 2016 in connection with the amendment of his employment agreement. The Committee also approved salary increases of $10,000 for each of Messrs. Reed and Yuhas and Ms. Varlas in fiscal 2015. Mr. Brown’s salary was not increased. Mr. Chichester receives a monthly salary of $36,667 while serving as Acting Chief Financial Officer, which is the same as the salary of the Company’s former Chief Financial Officer.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee does not use a pre-determined formula to calculate any executive officer’s actual bonus compensation, or assign weights to particular financial metrics or individual performance factors, and retains the full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. When determining the amount of cash bonuses, the Committee generally considers various factors, including the revenue and EBIT of the Company, and also may consider additional factors in any given year. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2014 Bonuses. Beginning in early 2015, the Committee met to determine bonuses based on the Company’s performance in fiscal 2014. The following table sets forth the target bonus and actual bonus paid to the following named executive officers for fiscal 2014:

	% of Fiscal 2014 Base Salary		Bonus For Fiscal 2014
Executive Officer	Target	Actual
John R. Ranelli	75%	75%	$505,000
William E. Brown	75%	100%	$390,000
Michael Reed	50%	50%	$220,000
George A. Yuhas	50%	45%	$188,000
David N. Chichester	N/A	N/A	N/A
Lori A. Varlas	50%	45%	$193,000

In determining whether to award bonuses to the named executive officers for fiscal 2014, the Committee considered the Company’s financial performance in fiscal 2014, their individual performance, and progress made during fiscal 2014 in implementing the Company’s strategic initiatives. Bonuses were awarded to Messrs. Brown, Ranelli, Reed and Yuhas and Ms. Varlas for their individual efforts during fiscal 2014, including Mr. Brown’s substantial contributions to the Company’s improved performance, Mr. Ranelli’s leadership and the Company’s improved performance, Mr. Reed’s efforts in improving the performance of the Garden segment, Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs, and Ms. Varlas efforts in her capacity as Chief Financial Officer.

Fiscal 2015 Bonuses. The Committee has not yet determined the amount of bonuses to be paid to the named executive officers with respect to fiscal 2015. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2015:

Executive Officer	% of Fiscal 2015 Base Salary			Bonus For Fiscal 2015
	Target	Actual
John R. Ranelli	100%		(1)		(1)
William E. Brown	75%		(1)		(1)
Michael Reed	50%		(1)		(1)
George Yuhas	50%		(1)		(1)
David N. Chichester	50%		(1)		(1)
Lori A. Varlas	50%	—		—

(1)	To be determined.

The Company will report the fiscal 2015 bonus determinations in a Form 8-K once decisions are made in early 2016.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In April 2015, the Committee determined to grant stock options for 50,000 shares of Class A common stock to each of Messrs. Reed and Yuhas and Ms. Varlas. Messrs. Ranelli and Brown did not receive stock options in fiscal 2015, although Mr. Ranelli received a grant of performance-based restricted stock as discussed below.

In consideration for his agreement to serve as Acting Chief Financial Officer for up to six months, the Committee granted Mr. Chichester stock options to purchase 25,000 shares of Class A common stock, in two tranches (an initial tranche of 12,500 shares granted on August 17, 2015 with an exercise price of $12.32 per share; and a second tranche of 12,500 shares granted on November 17, 2015 with an exercise price of $15.56 per share).

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment or for retention purposes. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In connection with the amendment of his employment agreement in contemplation of his planned retirement in September 2016 and in lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli received an award of performance-based restricted stock for 280,113 shares of Class A common stock with a grant date fair market value of $3 million (the “Performance Award”) subject to significant performance metrics being met. One-third of the Performance Award is based on achieving annual sales goals and two-thirds is based on annual EBIT goals for fiscal 2015, 2016, and 2017.

For the fiscal 2015 performance period under Mr. Ranelli’s performance award, the net sales target was $1,635 million and the EBIT target was $93.1 million, and in November 2015, the Company determined that both performance targets had been satisfied for fiscal 2015. The Company’s net sales in fiscal 2015 were $1,651 million. In November 2015, the Committee determined that the Company’s EBIT in fiscal 2015 had been impacted by a $7.3 million non-cash intangible write-off and that EBIT would be $98.7 million excluding this one-time charge. The Committee also determined that the impact of Board-approved acquisitions and divestitures during fiscal 2015 had not been significant, and accordingly, would not affect the Committee’s conclusion that both conditions for vesting in respect of performance for fiscal 2015 had been satisfied.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 30. Except for Mr. Ranelli’s amended employment agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company. Under Mr. Ranelli’s amended employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the Performance Award will be subject only to continuing service conditions.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees and, in the case of Mr. Ranelli, a monthly housing and relocation allowance and tax gross-up payments on such allowances. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2015. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 29, 2015

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 26, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
John R. Ranelli President and Chief Executive Officer	2015	750,612			(4)	3,025,220	—	459,896	4,235,728
	2014	673,000		505,000		1,078,157	—	418,806	2,674,963
	2013	414,154	(5)	475,306	(6)	445,000	987,501	578,022	2,899,983

William E. Brown Chairman	2015	319,500			(4)	—	—	12,808	332,308
	2014	390,000		390,000		—	—	11,707	791,707
	2013	490,000	(7)	—		—	—	10,813	500,813

Michael Reed Executive Vice President	2015	446,154			(4)	—	127,500	24,337	597,991
	2014	435,962		220,000		543,006	—	24,361	1,223,329
	2013	425,000		212,500	(8)	—	87,500	21,190	746,190

George A. Yuhas General Counsel	2015	426,154			(4)	—	127,500	20,872	574,526
	2014	417,308		188,000		142,670	—	25,074	773,052
	2013	404,615		165,000	(8)	—	87,500	25,731	682,846

David N. Chichester Acting Chief Financial Officer	2015	42,308			(4)	20,006	63,797	71,500	197,611

Lori A. Varlas Former Senior Vice President and Chief Financial Officer(9)	2015	461,539		—		—	127,500	75,485	664,524
	2014	427,308		193,000		220,370	—	25,994	866,672
	2013	414,616		105,000		—	87,500	26,279	633,395

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 10, 2015 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2015 are detailed in the following table:

Description	Ranelli	Brown	Reed	Yuhas	Chichester	Varlas
Company matching contribution to 401(k) plan	$2,581	$2,500	$3,125	$2,554	$—	$3,887
Medical and life insurance premiums	10,412	10,308	10,412	6,318	—	10,713
Car allowance or lease	12,000	—	10,800	12,000	—	11,000
Consulting	—	—	—	—	—	2,500
Vacation payout upon separation	—	—	—	—	—	47,385
Legal expense reimbursement	189,163	—	—	—	—	—
Director fees	—	—	—	—	71,500	—
Housing allowance	126,000	—	—	—	—	—
Tax gross-up payments	119,740	—	—	—	—	—

Total	$459,896	$12,808	$24,337	$20,872	$71,500	$75,485

(4)	Bonuses for fiscal 2015 have not yet been determined.

(5)	Mr. Ranelli was appointed Chief Executive Officer in February 2013.

(6)	Reflects bonus for fiscal 2013 settled in fully vested shares of common stock.

(7)	Mr. Brown served as Chief Executive Officer until February 2013. His base salary was reduced from $675,000 per year to $390,000 per year to reflect the reduction in his responsibilities subsequent to stepping down as Chief Executive Officer.

(8)	Includes the $65,000 portion of the bonus for fiscal 2013 settled in fully vested shares of Class A common stock.

(9)	Ms. Varlas served as Senior Vice President and Chief Financial Officer until September 2015.

Employment Agreement – John R. Ranelli

On July 22, 2015, the Company entered into an amendment (the “Amendment”) to the Employment Agreement between the Company and John Ranelli, dated January 9, 2013 (the “Agreement”). The Amendment contemplates Mr. Ranelli’s anticipated retirement in September 2016 on his 70th birthday, subject to a Company option to extend the retirement date until December 31, 2016. Under the Amendment, Mr. Ranelli’s annualized base salary increased to $750,000 effective from September 28, 2014, and he will be eligible for bonuses for fiscal 2015 and 2016 with target amounts of 100% of his base salary in both years based on goals or targets established by the board of directors. In lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli received an award of performance-based restricted stock with a grant date fair market value of $3 million (the “Performance Award”) subject to certain performance metrics being met. One-third of the Performance Award is based on achieving annual sales goals and two-thirds is based on annual EBIT goals for fiscal 2015, 2016, and 2017. If Mr. Ranelli becomes incapacitated, all of his stock options, restricted stock, and Performance Award will continue to vest, and if he dies during the term of the Agreement, all of his stock options, restricted stock, and the Performance Award will vest immediately and his stock options will be exercisable for 90 days after his death by his estate. To the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the Performance Award will be subject only to continuing service conditions.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000, which has been increased to $430,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits in lieu of giving 24 months’ notice.

Employment Agreement – David N. Chichester

On August 17, 2015, in connection with Mr. Chichester’s appointment as Acting Chief Financial Officer, the Compensation Committee of the Board of Directors of the Company approved the following compensation for Mr. Chichester: a monthly salary of $36,667; a target bonus percentage of 50%, prorated by the portion of the year during which he is employed; and the grant of options to purchase 25,000 shares of Class A common stock, in two tranches (an initial tranche of 12,500 shares granted on August 17, 2015 with an exercise price of $12.32 per share; and a second tranche of 12,500 shares granted on November 17, 2015 with an exercise price of $15.56 per share). In each case the options will vest upon the first to occur of termination of employment by the Company (other than for cause) or the expiration of six months after commencement of employment. Mr. Chichester is also entitled to reimbursement of travel expenses for him and his wife between the Bay Area and their home, reasonable and customary temporary housing expenses and rental car expenses during the period of employment.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2015, which ended on September 26, 2015. The restricted stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)($)
		Threshold (# shares)	Target (# shares)		Maximum (# shares)
John R. Ranelli	7/22/15	—	280,113	(2)(3)	—	—		—		—	3,025,220
William E. Brown	—	—	—		—	—		—		—	—
Michael Reed	4/16/15	—	—		—	—		50,000	(2)(4)	10.63	127,500
George A. Yuhas	4/16/15	—	—		—	—		50,000	(2)(4)	10.63	127,500
David N. Chichester	2/10/15	—	—		—	—		20,284	(2)(5)	9.86	33,671
	2/10/15	—	—		—	2,029	(2)	—		—	2,006
	8/17/15	—	—		—	—		12,500	(2)(6)	12.32	19,375
Lori A. Varlas	4/16/15	—	—		—	—		50,000	(2)(4)	10.63	127,500

(1)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 10, 2015 for the relevant assumptions used to determine the valuation of our stock awards.

(2)	Class A Common Stock.

(3)	The restricted stock vests in increments of 33-1/3% on (a) September 26, 2016, (b) the earlier of December 15, 2016 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2016 and (c) the earlier of December 15, 2017 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2017.

(4)	The options vest in increments of 25% upon each of March 31, 2016, 2017, 2018 and 2019.

(5)	The options vest in increments of 33-1/3% upon each of August 10, 2015, 2016 and 2017.

(6)	The options vest on February 17, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2015, which ended on September 26, 2015.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
John R. Ranelli	103,306	(3)	103,306	(4)	—		8.93	2/11/19	—		—	—		—
	104,602	(3)	104,603	(4)	—		12.50	2/11/19	—		—	—		—
	104,602	(3)	104,603	(4)	—		15.00	2/11/19	—		—	—		—
	—		—		—		—	—	96,379	(5)(6)	1,579,652	—		—
	—		—		—		—	—	50,000	(3)(7)	839,000	—		—
	—		—		—		—	—	93,371	(3)(8)	1,566,765	186,742	(3)(9)	3,133,531
William E. Brown	151,200	(3)	—		—		8.99	6/4/16	—		—	—		—
	228,486	(5)	57,122	(10)	71,402	(10)	12.50	4/14/17	—		—	—		—
	228,486	(5)	57,122	(10)	71,402	(10)	15.00	4/14/17	—		—	—		—
Michael Reed	—		11,200	(3)(10)	14,000	(10)	9.26	4/13/17	—		—	—		—
	37,500	(3)	12,500	(11)	—		9.54	3/26/18	—		—	—		—
	25,000	(3)	25,000	(12)	—		6.43	3/31/19	—		—	—		—
	—		—		—		—	—	52,400	(3)(13)	879,272	—		—
	—		—		—		—	—	12,501	(3)(6)	209,767	—		—
	—		50,000	(3)(14)	—		10.63	3/31/21	—		—	—		—
									—		—	—		—
George A. Yuhas	32,000	(3)	8,000	(10)	10,000	(10)	9.26	4/13/17	—		—	—		—
	33,750	(3)	11,250	(11)	—		9.54	3/26/18	—		—	—		—
	25,000	(3)	25,000	(12)	—		6.43	3/31/19	—		—	—		—
	—		50,000	(3)(14)	—		10.63	3/31/21	—		—	—		—
	—		—		—		—	—	13,334	(3)(15)	233,745	—		—
	—		—		—		—	—	12,501	(3)(6)	209,767	—		—
David N. Chichester	22,397	(3)	—		—		8.93	8/11/16	—		—	—		—
	18,493	(3)	9,247	(16)	—		7.21	8/10/17	—		—	—		—
	6,761	(3)	13,523	(17)	—		9.86	8/10/18	—		—	—		—
	—		12,500	(3)(18)	—		12.32	8/17/20	—		—	—		—
Lori A. Varlas	—		—		—		—	—	8,000	(3)(19)	134,240	—		—

(1)	All options were granted at the closing market price on the date of grant, except for premium priced options granted to Mr. Brown and Mr. Ranelli.

(2)	Market value was calculated based on the closing sale price of $16.39 per share for the Common Stock and $16.78 per share for the Class A Common Stock on September 25, 2015, the last trading day in fiscal 2015.

(3)	Class A Common Stock.

(4)	The options vest in increments of 50% upon each of February 11, 2016 and 2017.

(5)	Common Stock.

(6)	The restricted stock vests in increments of 33-1/3% upon each of March 31, 2016, 2017 and 2018.

(7)	The restricted stock vests in increments of 33-1/3% upon each of February 24, 2016, 2017 and 2018.

(8)	The restricted stock vests on September 26, 2016.

(9)	The restricted stock vests in increments of 50% upon each of (a) the earlier of December 15, 2016 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2016 and (b) the earlier of December 15, 2017 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2017.

(10)	The options vest on April 13, 2016.

(11)	The options vest on March 26, 2016.

(12)	The options vest in increments of 50% upon each of March 31, 2016 and 2017.

(13)	The restricted stock vests in increments of 33-1/3% upon each of March 21, 2017, 2018 and 2019.

(14)	The options vest in increments of 25% upon each of March 31, 2016, 2017, 2018 and 2019.

(15)	The restricted stock vests on March 1, 2016.

(16)	The options vest on August 10, 2016.

(17)	The options vest in increments of 50% upon each of August 10, 2016 and 2017.

(18)	The options vest on February 17, 2016.

(19)	The restricted stock vested on December 1, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2015, which ended on September 26, 2015.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
John R. Ranelli	21,414	(1)	23,127	32,126	(2)	317,405
William E. Brown	115,000	(1)	19,550	—		—
	115,000	(1)	35,650	—		—
	50,000	(2)	10,500	—		—
Michael Reed	69,000	(1)	118,680	4,166	(1)	44,076
	75,600	(1)	172,368	—		—
	44,800	(1)	158,592	—		—
George A. Yuhas	—		—	13,333	(1)	129,197
	—		—	4,166	(1)	44,076
David N. Chichester	23	(1)	32	2,029	(1)	22,847
	3,120	(1)	4,399	—		—
	18,271	(1)	27,259	—		—
Lori A. Varlas	24,000	(1)	11,040	8,000	(1)	65,440
	33,750	(1)	96,188	4,166	(1)	44,076
	8,000	(1)	25,040	—		—
	10,000	(1)	63,700	—		—
	2,500	(1)	15,300	—		—

(1)	Company Class A Common Stock.

(2)	Company Common Stock.

Nonqualified Deferred Compensation

None of the named executive officer participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 26, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,256,801	(1)	$10.51	13,671,253	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,256,801	(1)	$10.51	13,671,253	(2)

(1)	Includes 1,428,040 shares of Common Stock and 4,547,077 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 281,684 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 3,267,270 shares of Common Stock and 9,996,929 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan 109,728 shares of Common Stock and 297,326 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Other than the agreement with Mr. Ranelli, our executive officers have employment agreements with us which are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months. Mr. Ranelli’s agreement is not terminable without Cause and the definition of “cause” does not include the provision described in (h) of the prior sentence.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 26, 2015, the last day of the Company’s 2015 fiscal year. The disclosures regarding Ms. Varlas reflect her actual separation on September 2, 2015.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. Except as described below with respect to Mr. Ranelli’s agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements. Under Mr. Ranelli’s amended employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the vesting of any performance-based equity awards will be subject only to continuing service conditions.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Other		Total
John R. Ranelli(1)	$750,000	$450,000	$39,267	—		$1,239,267
William E. Brown	—	—	—	—		—
Lori A. Varlas(2)	—	$10,000	—	$134,240	(3)	$144,240
Michael Reed	—	$73,320	—	—		$73,320
George A. Yuhas(4)	$322,500	$64,500	$8,867	—		$395,867
David Chichester	—	—	—	—		—

(1)	In addition to the amounts disclosed in the table, in connection with a termination, the vesting of Mr. Ranelli’s equity awards will continue so long as he provides consulting services under the Post-Employment Consulting Agreement described below. The value of restricted stock for which vesting would be extended in connection with a termination is $5,552,183 calculated based on the closing sale prices on September 25, 2015, the last trading day in fiscal 2015 of $16.78 for Class A Common Stock and $16.39 for Common Stock. The value of the difference between the exercise prices and the market value of the three option grants made on February 11, 2013 that would vest during the extended exercise period in connection with a termination is $1,444,846 calculated based on the closing sale price on September 25, 2015, the last trading day in fiscal 2015 of $16.78 for Class A Common Stock. Upon incapacity the restricted stock awards and option awards would continue to vest with any performance conditions deemed satisfied, and upon death the restricted stock awards and option awards would immediately vest in full; in either situation the values of such restricted stock and option awards would be the values set forth above in this footnote (1).

(2)	Effective September 2, 2015, Ms. Varlas resigned from her position as Chief Financial Officer of the Company. Pursuant to a post-employment consulting agreement effective September 2, 2015, she will remain a consultant to the Company through December 31, 2015 and will receive the payments and benefits set forth in the table. Pursuant to the agreement, Ms. Varlas has committed to make herself available to the Company for consulting services of 10 hours per month until December 31, 2015. Ms. Varlas receives $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

(3)	Consists of restricted stock issued under a restricted stock award agreement dated December 1, 2010 for which vesting was extended through December 1, 2015. The market value of the restricted stock that vested through December 1, 2015 was calculated based on the closing sale price of the Class A Common Stock on September 25, 2015, the last trading day in fiscal 2015 of $16.78.

(4)	The Company is required to provide Mr. Yuhas with 24 months’ notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits, or approximately $883,645 in lieu of giving 24 months’ notice.

John R. Ranelli

Mr. Ranelli’s amended employment agreement provides that Mr. Ranelli’s may terminate his employment for good reason. If Mr. Ranelli’s termination for good reason had occurred on September 26, 2015, the last day of the Company’s 2015 fiscal year, the salary continuation would have been $562,500, the post employment consulting payments would have been $450,000 and the health and employee benefits would have been $23,560 for a total of $1,036,060. Footnote (1) above would continue to apply with respect to the continued vesting of equity awards.

Mr. Ranelli is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for four years after termination of employment with the Company. Mr. Ranelli will receive approximately $9,375 per month (subject to changes in Mr. Ranelli’s base salary) for such consulting services. The agreement also provides for continued vesting of stock options and restricted stock during the four year consulting period. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,990 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Mr. Yuhas will receive approximately $5,375 per month (subject to changes in Mr. Yuhas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is requried to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended, Mr. Pennington will continue to serve as Director of Special Projects for the Company through February 29, 2016; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $116,000 annually.

William E. Brown

Mr. Brown’s daughter, Sarah Brown, is an employee of the Company. During the fiscal year ended September 26, 2015, Ms. Brown’s total compensation was approximately $165,000.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 14, 2015.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
John R. Ranelli	—		183,483		806,424	(4)	*	*
William E. Brown	1,646,007	(5)	1,875,676	(6)	3,059,670	(7)	13.0%	55.8%
Michael Reed	—		7,535		218,662	(8)	*	*
George A. Yuhas	—		—		118,591	(9)	*	*
David N. Chichester	—		2,804		52,030		*	*

Former Executive Officer:
Lori A. Varlas	—		—		11,998		*	*

Directors and Nominees:
John B. Balousek	—		55,160		38,275		*	*
Thomas J. Colligan	—		5,000		4,664
Brooks M. Pennington III(10)	—		223,532	(11)	152,488	(12)	*	*
Alfred A. Piergallini	—		8,979		113,557	(13)	*	*
George C. Roeth	—		—		8,790	(14)
Mary Beth Springer	—		—		35,27	(15)	*	*

All directors and executive officers as a group (11 persons)(16)	1,646,007		2,362,169		4,608,425		13.9%	60.9%

Five Percent Stockholders:
Dimensional Fund Advisors LP(17)	—		1,033,749		2,939,856		7.9%	4.4%
Royce & Associates, LLC(18)	—		1,411,106		—		2.8%	6.0%
Rutabaga Capital Management(19)	—		1,333,456		2,931,488		8.5%	5.7%
The Vanguard Group(20)	—		821,631		2,520,647		6.7%	3.5%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 14, 2015, there were 1,652,262 shares of Class B Stock, 11,908,317 shares of Common Stock and 36,588,683 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 468,765 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(5)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(6)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 456,972 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015.

(7)	Includes 240,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 151,200 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(8)	Includes 62,500 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(9)	Includes 58,750 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(10)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(11)	Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(12)	Includes 36,651 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015. Includes 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 15,208 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(13)	Includes 47,651 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015.

(14)	Includes 6,761 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015.

(15)	Includes 25,254 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015.

(16)	Includes 456,972 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2014 and 857,532 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2015.

(17)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 5, 2015.

(18)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 6, 2015.

(19)	The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, MA. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 13, 2015.

(20)	The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 10, 2015 and a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 10, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 28, 2014 to September 26, 2015 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 29, 2012.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2017 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 31, 2016. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2017 which is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 11, 2016. If the stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2017.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 29, 2015

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, SUITE 600 WALNUT CREEK, CA 94597

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97891-P70071 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all the nominees listed in proposal 1, and FOR proposal 2.

1. Election of Directors	☐	☐	☐
Nominees:
01) William E. Brown 06) Alfred A. Piergallini
02) John B. Balousek 07) John R. Ranelli
03) David N. Chichester 08) George C. Roeth
04) Thomas J. Colligan 09) M. Beth Springer
05) Brooks M. Pennington III
					For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm.					☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon any and all such matters as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders.

The Proxy Statement and the 2015 Annual Report and Stockholder Letter are available at:

http://www.central.com/annualreports

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M97892-P70071

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Stockholders

February 9, 2016, 10:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints John R. Ranelli and David N. Chichester, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden and Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2016 Annual Meeting of Stockholders to be held at the Renaissance ClubSport Hotel, 2805 Jones Road, Walnut Creek, CA 94597, on February 9, 2016, at 10:30 A.M., PST or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side